Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Class A Common Stock

and

All Outstanding Shares of Class B Common Stock

of

Orbitz, Inc.

at

$27.50 Net Per Share

Pursuant to the Offer to Purchase

Dated October 6, 2004

by

Robertson Acquisition Corporation

an indirect wholly owned subsidiary of

Cendant Corporation

THE OFFERS AND ANY WITHDRAWAL RIGHTS THAT YOUR CLIENTS MAY HAVE (AS DESCRIBED IN THE OFFER TO PURCHASE) WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY TIME, ON NOVEMBER 10, 2004, UNLESS THE OFFERS ARE EXTENDED.

October 6, 2004

To Brokers, Dealers, Banks, Trust Companies and other Nominees:

We have been appointed by Robertson Acquisition Corporation, a Delaware corporation (the “Purchaser”) and an indirect wholly owned subsidiary of Cendant Corporation, a Delaware corporation (“Cendant”), and Cendant to act as Dealer Manager in connection with the Purchaser’s Offer to Purchase all outstanding shares of class A common stock (the “Class A Offer”), par value $.001 per share of Orbitz, Inc., a Delaware corporation (“Orbitz”) (the “Class A Common Stock”), and all outstanding shares of class B common stock (the “Class B Offer” and together with the Class A Offer, the “Offers”), par value $.001 per share, of Orbitz (the “Class B Common Stock,” and together with the Class A Common Stock, the “Shares” and each share thereof a “Share”) at $27.50 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase dated October 6, 2004, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer to Purchase”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1.	Offer to Purchase dated October 6, 2004;

2.	Letter of Transmittal to be used by stockholders of Orbitz in accepting the Offers (manually signed facsimile copies of the Letter of Transmittal may be used to tender the Shares);

3.	The Letter to Stockholders of Orbitz from the Chairman of the Board of Directors, President and Chief Executive Officer of Orbitz accompanied by Orbitz’s Solicitation/Recommendation Statement on Schedule 14D-9;

4.	A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Offers;

5.	Notice of Guaranteed Delivery with respect to Shares;

6.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7.	Return envelope addressed to Mellon Investor Services LLC (the “Depositary”).

THE OFFERS ARE CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED IN THE OFFERS (IN THE AGGREGATE) AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFERS THAT NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES THEN OWNED BY CENDANT OR THE PURCHASER, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY-DILUTED BASIS AND NO LESS THAN A MAJORITY OF THE VOTING POWER OF ORBITZ ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS, (II) THERE NOT BEING ANY SHARES OF CLASS B COMMON STOCK THAT THE PURCHASER IS NOT PERMITTED TO ACCEPT FOR PAYMENT, AND PURCHASE, WITHOUT THE CONSENT OR APPROVAL OF ANY GOVERNMENTAL ENTITY, WHICH CONSENT OR APPROVAL HAS NOT BEEN OBTAINED (UNLESS THE CONDITION DESCRIBED IN CLAUSE (III) BELOW HAS BEEN SATISFIED AND ALL SHARES OF CLASS B COMMON STOCK, OTHER THAN ANY SINGLE SERIES OF CLASS B COMMON STOCK REPRESENTING NOT MORE THAN 15% OF THE ISSUED AND OUTSTANDING SHARES, SHALL HAVE BEEN VALIDLY TENDERED IN THE CLASS B OFFER AND MAY BE ACCEPTED FOR PAYMENT AND PURCHASE IN THE CLASS B OFFER), (III) CERTAIN CONSENTS OF HOLDERS OF SHARES OF CLASS B COMMON STOCK REQUIRED UNDER SECTIONS 8.2(a), 8.2(b) AND 8.2(c) OF ORBITZ’S CERTIFICATE OF INCORPORATION HAVING BEEN OBTAINED AND BEING IN FULL FORCE AND EFFECT, (IV) THE ISSUANCE OF A FINAL ORDER BY THE UNITED STATES BANKRUPTCY COURT FOR THE NORTHERN DISTRICT OF ILLINOIS (EASTERN DIVISION) AUTHORIZING UNITED AIR LINES, INC. (“UNITED”) TO (A) EXECUTE, DELIVER AND PERFORM UNDER THE STOCKHOLDER AGREEMENT, DATED SEPTEMBER 29, 2004, AMONG CENDANT, THE PURCHASER AND UNITED, ITS CONSENT TO THE MERGER AS REQUIRED BY ORBITZ’S CERTIFICATE OF INCORPORATION AND A WAIVER OF ALL THE PROVISIONS CONTAINED IN THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, DATED DECEMBER 19, 2003, AS AMENDED, BY AND AMONG ORBITZ AND CERTAIN OF ITS STOCKHOLDERS WITH RESPECT TO THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE STOCKHOLDER AGREEMENTS (AS DEFINED IN THE OFFER TO PURCHASE) ENTERED INTO BY THE PURCHASER AND CENDANT WITH EACH HOLDER OF CLASS B COMMON STOCK IN CONNECTION WITH THE CLASS B OFFER AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY AND (B) IRREVOCABLY TENDER AND SELL ITS SHARES PURSUANT TO THE OFFERS, (V) THE STOCKHOLDER AGREEMENTS ENTERED INTO BY CERTAIN STOCKHOLDERS OF ORBITZ WITH CENDANT AND THE PURCHASER NOT HAVING BEEN TERMINATED (UNLESS SUCH TERMINATION DOES NOT PREVENT THE CONDITION DESCRIBED IN CLAUSE (II) ABOVE FROM BEING SATISFIED), (VI) CERTAIN STOCKHOLDERS OF ORBITZ OR THE CREDITOR’S COMMITTEE OR UNITED STATES TRUSTEE IN ANY BANKRUPTCY OR REORGANIZATION CASE INVOLVING SUCH STOCKHOLDERS SHALL NOT HAVE ASSERTED THAT ANY CONSENT DESCRIBED IN CLAUSE (III) ABOVE IS NOT VALID, BINDING OR ENFORCEABLE OR THAT THE ACTIONS AUTHORIZED BY SUCH CONSENTS MAY NOT BE TAKEN AS A RESULT OF A BANKRUPTCY EVENT INVOLVING SUCH STOCKHOLDERS (UNLESS THE PURCHASER WAIVES THIS CONDITION BY FAILING TO TIMELY FILE APPROPRIATE PLEADINGS IN THE RELEVANT BANKRUPTCY COURT CHALLENGING SUCH ASSERTION OR ABANDONS THE CHALLENGE OF SUCH ASSERTION) AND (VII) THE SATISFACTION OF CERTAIN OTHER CONDITIONS AS SET FORTH IN THE OFFER TO PURCHASE, INCLUDING THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED.

We urge you to contact your clients promptly. Please note that the Offers and any withdrawal rights that your clients may have will expire at 12:00 midnight, New York City time, on November 10, 2004, unless extended. The board of directors of Orbitz has unanimously determined that the Merger Agreement, the Offers and the Merger (as defined below) are advisable, fair to and in the best interests of Orbitz’s stockholders, has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offers and the Merger, and has unanimously recommended that holders of all issued and outstanding of Class A Common Stock accept the Class A Offer, tender their shares of Class A Common Stock into the Class A Offer and approve and adopt the Merger Agreement, and that holders of all issued and outstanding shares of Class B Common Stock accept the Class B Offer, tender their shares of Class B Common Stock into the Class B Offer and approve and adopt the Merger Agreement. A special committee of the board of directors of Orbitz, comprised solely of disinterested and independent directors, unanimously determined that the Merger Agreement, the Class A Offer and the Merger are fair to and in the best interests of the holders of Class A Common Stock (other than American Airlines, Inc., Continental Airlines Inc., Delta Air Lines, Inc., Northwest Airlines, Inc. and United) and recommended that the holders of the Class A Common Stock tender their shares of Class A Common Stock into the Class A Offer and approve and adopt the Merger Agreement.

The Offers are being made pursuant to the Agreement and Plan of Merger, dated as of September 29, 2004 (the “Merger Agreement”), by and among Cendant, the Purchaser and Orbitz pursuant to which, following the consummation of the Offers and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Orbitz with Orbitz surviving the Merger as an indirect wholly owned subsidiary of Cendant (the “Merger”). As of the effective time of the Merger, each outstanding Share (other than Shares that are owned by Orbitz as treasury stock and any Shares owned by Cendant, the Purchaser or any wholly owned subsidiary of Cendant or by stockholders, if any, who have not consented to the Merger and who have complied with Section 262 of the Delaware General Corporation Law) will be converted into the right to receive the price per Share paid in the Offers, payable to the holder in cash, without interest thereon, as set forth in the Merger Agreement and as described in the Offer to Purchase. The Merger Agreement provides that the Purchaser may assign any or all of its rights and obligations (including the right to purchase Shares in the Offers) to Cendant, to Cendant and one or more direct or indirect wholly owned subsidiaries of Cendant, or to one or more direct or indirect wholly owned subsidiaries of Cendant.

In all cases, payment for Shares accepted for payment pursuant to the Offers will be made only after timely receipt by the Depositary of (a) Share Certificates (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase), (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the Shares, regardless of any extension of the Offers or any delay in making such payment.

Neither of the Purchaser or Cendant will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offers. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

Questions may be directed to us as Dealer Manager at our address and telephone number set forth on the back cover of the enclosed Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to Georgeson Shareholder Communications Inc., the Information Agent, at the address appearing on the back page of the Offer to Purchase.

Very truly yours,

Citigroup Global Markets Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, CENDANT, THE DEPOSITARY, THE DEALER MANAGER OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERS NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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